Exhibit 99.1

PUC Approves Rate Adjustment for Pennsylvania American Water

Commission commends the company's efforts to bring long-term solutions to troubled water and wastewater systems across the Commonwealth

MECHANICSBURG, Pa. (July 16, 2026) – Pennsylvania American Water announced today that the Pennsylvania Public Utility Commission (PUC) has ruled and approved a decision on the company’s rate adjustment request. Pennsylvania American Water appreciates the PUC’s thorough review of this case and remains committed to providing safe, clean, reliable, and affordable water and wastewater services to more than 2.5 million people across the Commonwealth.

The PUC authorized an annual revenue increase of approximately $74.9 million to support ongoing critical infrastructure improvements, including replacing aging infrastructure, expanding PFAS treatment, and continuing efforts to eliminate lead service lines. At the same time, the decision reflects a continued focus on affordability and customer assistance.

In supporting the Commission's decision, PUC Chairman Stephen M. DeFrank highlighted Pennsylvania American Water's role in helping communities served by distressed water and wastewater systems, including the company's work bringing safe drinking water to residents of Dimock, serving as receiver for systems such as Rock Spring Water Company and East Dunkard Water Authority, and investing in systems that have faced significant operational and infrastructure challenges.

"The record demonstrates that Pennsylvania American Water has provided meaningful assistance to troubled water and wastewater systems through acquisitions, receiverships, and infrastructure improvements. These efforts have helped deliver safe, reliable service to customers and represent a public benefit that warrants recognition as part of the Commission's consideration of management performance," DeFrank said.

The company shares Pennsylvania Governor Josh Shapiro's focus on affordability as outlined in his recent statement of principles. While this rate case was filed before the Governor's letter, Pennsylvania American Water looks forward to engaging with the Governor's Special Counsel prior to future rate case filings to advance shared goals and ensure that Pennsylvanians continue to receive safe, clean, reliable, and affordable water and wastewater services.

Pennsylvania American Water will provide further information once the order is received and its evaluation is complete, including details on how this order will affect customer bills and the implementation of the Commission’s decision. Additional information about the company's rate filing and the regulatory review process is available at pennyslvaniaamwater.com/rates.

About American Water
American Water (NYSE: AWK) is the largest regulated water and wastewater utility company in the United States. With a history dating back to 1886 and celebrating 140 years in 2026, We Keep Life Flowing® by providing safe, clean, reliable, and affordable drinking water and wastewater services to approximately 14 million people with regulated operations in 14 states and on 18 military installations. American Water’s approximately 7,000 talented professionals leverage their significant expertise and the company’s national size and scale to achieve excellent outcomes for the benefit of customers, employees, investors and other stakeholders. For more information, visit amwater.com and join American Water on LinkedIn, Facebook, X and Instagram.

About Pennsylvania American Water
Pennsylvania American Water, a subsidiary of American Water, is the largest regulated water utility in the state with approximately 1,200 dedicated employees working to provide safe, clean, reliable and affordable water and wastewater services to approximately 2.5 million people.

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Media Contact:
David Misner
Senior Manager, External Communications
Pennsylvania American Water
david.misner@amwater.com

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